Filed Pursuant to Rule 424(b)(5)
Registration No. 333-223044

Prospectus Supplement

(To Prospectus Supplement Dated February 15, 2018

and Prospectus Dated February 15, 2018)

Enel Chile S.A.

Shares of Common Stock

Rights to Subscribe for Shares of Common Stock

This prospectus supplement of Enel Chile S.A. (“Enel Chile”) supplements Enel Chile’s prospectus supplement dated February 15, 2018 (the “Prospectus Supplement”) to the prospectus dated February 15, 2018 (the “Prospectus”) included in the Registration Statement on Form F-3 (Registration No. 333-223044) with respect to Enel Chile’s preemptive rights offering. References to “we”, “us” and “our” are used in the manner described in the Prospectus Supplement.

Under Chilean law, each existing share of our common stock is entitled to subscribe for a proportionate share of the new shares to be issued in a proposed capital increase (a fraction equal to the 10,000,000,000 new shares divided by the 49,092,772,762 existing shares, or approximately 0.20369597066 new shares per existing share expressed as a decimal number). The capital increase is related to a tender offer we are making as part of a corporate reorganization. In order to conform to the procedures and requirements of Depósito Central de Valores S.A. (the Chilean Central Securities Depositary, or the “DCV”) and the Santiago Stock Exchange with respect to the distribution and trading of transferable rights to subscribe for shares of our common stock, instead of applying the fraction to the number of shares for which each transferable right is entitled to subscribe, the fraction is instead applied to the number of transferable rights distributed for each share of existing common stock, with the result that each full transferable right is entitled to subscribe for one share of our common stock at the subscription price of Ch$82 per share. This change does not affect the aggregate number of new shares for which an existing shareholder is entitled to subscribe or the subscription price per share.

As a result, each share of our common stock held of record as of 11:59 p.m. (Santiago, Chile time) on February 9, 2018 (the “Record Date”) entitles its holder to approximately 0.20369597066 of a transferable right to subscribe for new shares of our common stock. Each transferable right entitles the holder to subscribe for one new share of our common stock at a subscription price of Ch$82 per share. One full right is required to subscribe for one new share of our common stock at the subscription price. We will only accept subscriptions for whole shares of our common stock and will truncate any subscriptions submitted with respect to fractional rights to the nearest whole number of rights that may be exercised. Therefore, all references in the Prospectus Supplement regarding number of rights to be received per share of common stock held as of the Record Date, the number of new shares of common stock that can be subscribed by each transferable right and the number of transferable rights required to subscribe for one new share of common stock should be replaced with this updated information.

Enel Chile has filed a registration statement and the Prospectus Supplement with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the Prospectus Supplement and the related Prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about Enel Chile and this offering. You may get these documents for free by visiting the SEC website at www.sec.gov. Alternatively, we will arrange to send you the Prospectus Supplement and Prospectus if you request it in writing from: Enel Chile S.A., Santa Rosa 76, 15th Floor, Santiago, Chile, Attention: Investor Relations, +562 2353-4682 or via e-mail to ir@enelchile.cl. The Prospectus Supplement and the Prospectus can be accessed through the following link: https://www.sec.gov/Archives/edgar/data/1659939/000119312518046772/d528319d424b5.htm.

The date of this prospectus supplement is February 22, 2018